Exhibit 21.1

BROOKLYN IMMUNOTHERAPEUTICS, INC.

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation
Brooklyn ImmunoTherapeutics LLC	Delaware
Novellus, Inc.	Delaware
Novellus Therapeutics, Ltd.	Ireland